SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

KOS PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Kos Pharmaceuticals, Inc.
1 Cedar Brook Drive
Cranbury, New Jersey 08512-3618
(609) 495-0500

                                  March 28, 2005

     To Our Shareholders:

     On behalf of the Board of Directors of Kos Pharmaceuticals, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Company’s corporate headquarters, Cedar Brook Corporate Center, 1 Cedar Brook Drive, Cranbury, New Jersey on Thursday, April 28, 2005, at 10:00 a.m., local time. A Notice of the Annual Meeting, a form of proxy, and a Proxy Statement containing information about the matters to be acted on at the Annual Meeting are enclosed.

     We urge you to attend the Annual Meeting. It is an excellent opportunity for the Company’s management to discuss the Company’s progress with you in person.

     It is important that your shares be represented at the Annual Meeting, whether in person or by proxy. To facilitate your participation in the Annual Meeting, regardless of whether you plan to attend in person, please complete, sign, date, and promptly return the enclosed proxy. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person, even if you have previously returned your form of proxy, by following the procedures set forth in the Proxy Statement.

     We look forward to seeing you on April 28th.

Yours truly,

Adrian Adams President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ANNUAL MEETING OF SHAREHOLDERS
TIME, DATE, AND PLACE OF ANNUAL MEETING
INFORMATION CONCERNING PROXY
PURPOSES OF THE ANNUAL MEETING
OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
PROPOSAL 1
THE BOARD OF DIRECTORS AND BOARD COMMITTEES
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
PROPOSAL 2
PROPOSAL 3
ANNUAL REPORT
SHAREHOLDER PROPOSALS
OTHER MATTERS

Kos Pharmaceuticals, Inc.
1 Cedar Brook Drive
Cranbury, New Jersey 08512-3618

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on Thursday, April 28, 2005

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (“Annual Meeting”) of Kos Pharmaceuticals, Inc. (the “Company”) will be held at the Company’s corporate headquarters, Cedar Brook Corporate Center, 1 Cedar Brook Drive, Cranbury, New Jersey on Thursday, April 28, 2005, at 10:00 a.m., for the following purposes:

1.	To elect eleven directors of the Company to serve until the 2006 Annual Meeting of Shareholders;

2.	To consider and vote on a proposal to amend the Kos Pharmaceuticals, Inc. Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 50,000,000 to 100,000,000;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending December 31, 2005; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponements thereof.

     The Board of Directors has fixed the close of business on March 1, 2005, as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. ALL SHAREHOLDERS ALSO ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS,

ADRIAN ADAMS President and Chief Executive Officer

Cranbury, New Jersey
March 28, 2005

Kos Pharmaceuticals, Inc.
1 Cedar Brook Drive
Cranbury, New Jersey 08512-3618

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 28, 2005

PROXY STATEMENT

TIME, DATE, AND PLACE OF ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Kos Pharmaceuticals, Inc. (the “Company”) of proxies from the holders of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m., on Thursday, April 28, 2005, at the Company’s corporate headquarters, Cedar Brook Corporate Center, 1 Cedar Brook Drive, Cranbury, New Jersey, and at any adjournments or postponements thereof (the “Annual Meeting”), pursuant to the enclosed Notice of Annual Meeting.

     The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is April 1, 2005. Shareholders should review the information provided in this Proxy Statement in conjunction with the Company’s Annual Report to Shareholders, which accompanies this Proxy Statement. The Company’s principal executive offices are located at 1 Cedar Brook Drive, Cranbury, New Jersey 08512-3618, and its telephone number is (609) 495-0500.

INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company’s Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company’s Secretary at the Company’s headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing, assembling, and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the Company’s shareholders will consider and act upon the following matters:

1.	To elect eleven directors of the Company to serve until the 2006 Annual Meeting of Shareholders;

2.	To consider and vote on a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 50,000,000 to 100,000,000;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending December 31, 2005; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (a) for the election of the respective nominees for director named below, (b) to amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 50,000,000 to 100,000,000, and (c) for the ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending December 31, 2005. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder’s shares will be voted in accordance with the specification so made.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has set the close of business on March 1, 2005, as the record date (the “Record Date”) for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 40,272,783 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.

     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative votes of the holders of at least 60% of the outstanding shares of Common Stock of the Company then entitled to vote generally in the election of directors will be required to amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 50,000,000 to 100,000,000. The affirmative votes of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending December 31, 2005, and for any other matter that may be submitted to a vote of the shareholders. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Annual Meeting before adjournment is taken.

     Prior to the Annual Meeting, the Company will select one or more inspectors of election for the Annual Meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the Annual Meeting, and the validity and effect of proxies, and shall receive, count, and tabulate ballots and votes, and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

     A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner’s shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares that are not represented at the Annual Meeting, either in person or by proxy, will not be considered to have cast votes on any matters addressed at the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of March 4, 2005, by: (i) each person known to the Company to beneficially own more than 5% of the Common Stock; (ii) the Company’s Named Executive Officers (as defined below); (iii) each of the Company’s directors and nominees; and (iv) all directors and executive officers of the Company as a group. The calculation of the percentage of outstanding shares is based on 40,272,783 shares outstanding on March 4, 2005, adjusted, where appropriate, for shares of stock beneficially owned but not yet issued. Except as otherwise indicated, each shareholder named has sole voting and investment power with respect to such shareholder’s shares.

	Amount of Beneficial Ownership
	of Common Stock
	Total Shares	Percentage of
Name of Beneficial Owner	Beneficially Owned	Outstanding
Michael Jaharis(1)	24,301,051	54.9%
Daniel M. Bell(2)	885,733	2.2%
Robert E. Baldini(3)	141,500	*
Adrian Adams(4)	400,276	1.0%
Richard A. King(5)	87,184	*
Christopher P. Kiritsy(6)	239,476	*
Mark E. McGovern, M.D.(7)	125,352	*
Ralf H. Rosskamp (8)	17,681	*
John Brademas, Ph.D.(9)	211,000	*
Kevin T. Ferro	—	—
Steven Jaharis, M.D.(10)	6,619,332	16.4%
Nicolaos E. Madias, M.D.(9)	110,000	*
Mark Novitch, M.D.(11)	213,000	*
William D. Pruitt	—	—
Frederick B. Whittemore(9)	211,000	*
All Executive Officers and Directors as a group (15 persons)(12)	26,943,255	66.8%
5% Shareholders:
Kathryn Jaharis (13)	6,619,332	16.4%
Mary Jaharis (14)	6,619,333	16.4%
Wilson Point Holdings, LP (15)	6,619,332	16.4%
499 Park Avenue, 6th Floor
New York, NY 10022
Jaharis Holdings, LLC (16)	6,616,332	16.4%
499 Park Avenue, 6th Floor
New York, NY 10022

*	Less than 1 percent

(1)	Includes one share that Mr. Jaharis owns jointly with his wife, 7,610,000 shares held by Kos Holdings, Inc., and 960,069 shares held by Kos Investments, Inc. Mr. Jaharis is the controlling shareholder of both Kos Holdings, Inc. and Kos Investments, Inc. It also includes non-detachable warrants to purchase 3,800,000 shares of Common Stock at $5.00 per share pursuant to the Company’s Standby Facility with Mr. Jaharis. Also includes 6,619,332 shares held by Mary Jaharis, Kathryn Jaharis, Steven Jaharis, Wilson Point Holdings, LP and Jaharis Holdings, LLC as members of a Section 13(d) group.

(2)	Includes 850,000 shares of Common Stock that may be purchased by Mr. Bell pursuant to options that are currently exercisable or are exercisable within 60 days. Does not include any shares of Common Stock owned by Kos Holdings, Inc. or Kos Investments, Inc., in which Mr. Bell has an indirect ownership interest of less than ten percent through Kos Investments, Inc.

(3)	Includes 135,125 shares of Common Stock that may be purchased by Mr. Baldini pursuant to options that are currently exercisable or are exercisable within 60 days.

(4)	Includes 342,500 shares of Common Stock that may be purchased by Mr. Adams pursuant to options that are currently exercisable or are exercisable within 60 days, and 54,156 shares available to Mr. Adams under a Common Stock Grant award.

(5)	Includes 84,000 shares of Common Stock that may be purchased by Mr. King pursuant to options that are currently exercisable or are exercisable within 60 days.

(6)	Includes 236,500 shares of Common Stock that may be purchased by Mr. Kiritsy pursuant to options that are currently exercisable or are exercisable within 60 days.

(7)	Includes 121,250 shares of Common Stock that may be purchased by Mr. McGovern pursuant to options that are currently exercisable or are exercisable within 60 days.

(8)	Includes 17,500 shares of Common Stock that may be purchased by Mr. Rosskamp pursuant to options that are currently exercisable or are exercisable within 60 days.

(9)	Consists of shares of Common Stock that may be purchased pursuant to options that are currently exercisable or are exercisable within 60 days.

(10)	Includes 179,000 shares of Common Stock that may be purchased by Dr. Jaharis pursuant to options that are currently exercisable or are exercisable within 60 days. Also includes an aggregate 6,317,909 shares held by Mary Jaharis, Kathryn Jaharis, Wilson Point Holdings, LP and Jaharis Holdings, LLC as members of a Section 13(d) group. Does not include any shares of Common Stock owned by Kos Investments, Inc. or Kos Holdings, Inc., in which Dr. Jaharis has an indirect ownership interest through Kos Investments, Inc. of less than ten percent.

(11)	Includes 211,000 shares of Common Stock that may be purchased by Dr. Novitch pursuant to options that are currently exercisable or are exercisable within 60 days.

(12)	Includes 2,708,875 shares of Common Stock issuable upon exercise of options that are currently exercisable or are exercisable within 60 days and non-detachable warrants to purchase up to 3,800,000 shares of Common Stock at $5.00 per share pursuant to the Company’s Standby Facility with Mr. Jaharis.

(13)	Includes an aggregate of 6,521,211 shares held by Mary Jaharis, Steven Jaharis, Wilson Point Holdings, LP and Jaharis Holdings, LLC as members of a Section 13(d) group. Does not include any shares of Common Stock owned by Kos Investments, Inc. or Kos Holdings, Inc., in which Mrs. Jaharis has an indirect ownership interest through Kos Investments, Inc. of less than ten percent.

(14)	Includes one share that Mrs. Jaharis owns jointly with her husband, and an aggregate of 6,241,193 shares held by Kathryn Jaharis, Steven Jaharis, Wilson Point Holdings, LP and Jaharis Holdings, LLC as members of a Section 13(d) group.

(15)	Includes an aggregate of 2,777,683 shares held by Mary Jaharis, Kathryn Jaharis, Steven Jaharis and Jaharis Holdings, LLC as members of a Section 13(d) group.

(16)	Includes an aggregate of 4,619,332 shares held by Mary Jaharis, Kathryn Jaharis, Steven Jaharis and Wilson Point Holdings, LP as members of a Section 13(d) group.

PROPOSAL 1:

ELECTION OF DIRECTORS

     At the Annual Meeting, eleven directors are to be elected to hold office until the 2006 Annual Meeting of Shareholders and until their successors have been elected and qualified. The eleven nominees for election as directors are Michael Jaharis, Daniel M. Bell, Robert E. Baldini, Adrian Adams, John Brademas, Ph.D., Kevin T. Ferro, Steven Jaharis, M.D., Nicolaos E. Madias, M.D., Mark Novitch, M.D., William D. Pruitt, and Frederick B. Whittemore. Each nominee is currently a member of the Board of Directors. Information concerning each of the nominees is set forth below. The persons named in the enclosed proxy card have advised that, unless otherwise directed on the proxy card, they intend to vote FOR the election of each of the nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, votes will be cast for a substitute nominee designated by the Board of Directors, which has no reason to believe the nominees named will be unable or unwilling to serve if elected.

Recommendation

     The Board of Directors recommends a vote “FOR” each of the nominees as directors to serve until the Company’s 2006 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

Directors	Age	Position With The Company
Michael Jaharis	76	Chairman Emeritus of the Board
Daniel M. Bell	62	Chairman of the Board
Robert E. Baldini	74	Vice Chairman of the Board
Adrian Adams	54	President and Chief Executive Officer
John Brademas, Ph.D.	78	Director(1)
Kevin T. Ferro	34	Director
Steven Jaharis, M.D.	45	Director
Nicolaos E. Madias, M.D.	60	Director(2)
Mark Novitch, M.D.	72	Director(1)(2)
William D. Pruitt	64	Director(1)
Frederick B. Whittemore	74	Director(1)(2)

(1)	Member of Audit Committee

(2)	Member of Compensation and Stock Option Committee

     Michael Jaharis, a founder of the Company, funded the operations of the Company since its inception and until the Company’s Initial Public Offering of its Common Stock (“IPO”). (Mr. Jaharis currently provides the Company with credit facilities totaling $80 million.) Mr. Jaharis initially served as Chairman of the Company’s Board of Directors through December 31, 2001. Effective January 1, 2002, Mr. Jaharis was appointed Chairman Emeritus of the Board. In these positions, Mr. Jaharis has been actively involved in the development of the Company’s business strategy and in critical implementation decisions. From 1972 until 1986, Mr. Jaharis served as the President and Chief Executive Officer of Key Pharmaceuticals, Inc. (“Key Pharmaceuticals”). Key Pharmaceuticals was acquired by Schering-Plough Corporation in 1986. Mr. Jaharis also serves as Chairman of Kos Investments, Inc. and Kos Holdings, Inc., as a Trustee of Tufts University, as Chairman of the Board of Overseers of Tufts University School of Medicine, and as a director of Triad Pharmaceuticals, Inc.

     Daniel M. Bell, a founder of the Company, served as a Director and Chief Executive Officer of the Company since its inception through December 31, 2001. From inception through April 26, 2001, Mr. Bell was also the Company’s President. Effective June 11, 2001, Mr. Bell was appointed Chairman of the

Company’s Board of Directors. Mr. Bell also serves as a director of Kos Investments, Inc. and Kos Holdings, Inc. and as a director of two private companies in which Kos Investments, Inc. or Michael Jaharis is the largest shareholder. From 1983 to 1986, Mr. Bell was employed by Key Pharmaceuticals, where Mr. Bell served as its Executive Vice President and Chief Operating Officer at the time of its acquisition by Schering-Plough in June 1986.

     Robert E. Baldini has served as Vice Chairman of the Board since July 1996, as a senior marketing consultant to the Company since April 1996, and as the Company’s Chief Sales and Marketing Officer from February 1998 until December 31, 2001. In these positions, Mr. Baldini served as an executive officer of the Company. In addition to performing services for the Company, Mr. Baldini served as a director of Ascent Pediatrics, Inc. Mr. Baldini served Key Pharmaceuticals from 1982 to 1986 as Senior Vice President of Sales and Marketing. Following its acquisition by Schering-Plough, he continued with the Key Pharmaceuticals Division of Schering-Plough until 1995, last serving as its President. Mr. Baldini is currently a member of the Seton Hall University Board of Regents.

     Adrian Adams joined the Company effective April 26, 2001, as President and Chief Operating Officer. Effective January 1, 2002, Mr. Adams succeeded Mr. Bell as the Company’s Chief Executive Officer and was also elected to the Company’s Board of Directors. Prior to joining the Company, Mr. Adams served as President and Chief Executive Officer of Novartis Pharmaceuticals in Europe. Mr. Adams also served SmithKline Beecham Pharmaceuticals from 1992 to 1999 in various national and international capacities, last serving as President of its Canadian subsidiaries. Mr. Adams also serves as Chairman of the Board of Directors of Triad Pharmaceuticals, Inc.

     John Brademas, Ph.D. has served as a Director of the Company since the completion of the Company’s IPO. Dr. Brademas has been President Emeritus of New York University since 1992. Prior to 1992, he was President of New York University for eleven years and was the U.S. Representative in Congress for Indiana’s Third District for twenty-two years. Dr. Brademas serves as a director of Loews Corporation and InsurBanc. He is a former Chairman of the Federal Reserve Bank of New York and a former director of the New York Stock Exchange.

     Kevin T. Ferro was appointed as a Director of the Company effective July 29, 2004. Mr. Ferro is the founder, Chief Executive Officer and Chief Investment Officer of Ferro Capital, LLC, a registered investment advisor with the SEC. Prior to forming Ferro Capital in 2001, Mr. Ferro was the Global Head of Alternative Investment Strategies for Commerzbank Securities in New York and Frankfurt, Germany, from 1998 to 2001. Previous to Commerzbank, he worked at D. E. Shaw & Co. LP, an investment firm in New York City from 1994 to 1998, last serving as Vice President. Mr. Ferro also serves as a director of Triad Pharmaceuticals, Inc.

     Steven Jaharis, M.D. has served as a Director of the Company since its inception. Dr. Jaharis has been a practicing physician since 1990 and currently serves as a family practitioner at Winnetka Family Medicine. Dr. Jaharis serves on the Board of Overseers of Tufts University School of Medicine, Board of Managers of Haverford College and also serves as a director of Triad Pharmaceuticals, Inc. Dr. Jaharis is the son of Michael Jaharis.

     Nicolaos E. Madias, M.D. was appointed as a Director of the Company effective January 31, 2002. Dr. Madias has been a practicing physician since 1976 at the Tufts-New England Medical Center, where he has held various positions including Chief of the Division of Nephrology, a position held from 1982 to 1999. Between 1999 and February 2004, Dr. Madias served as Executive Academic Dean of Tufts University School of Medicine, and as Interim Dean during 2003. Dr. Madias currently serves as Chairman of the Department of Medicine at Caritas St. Elizabeth’s Medical Center, Chief Academic Officer of the Caritas Christi Health Care System, and Maurice S. Segal, M.D. Professor of Medicine at Tufts University School of Medicine.

     Mark Novitch, M.D. has served as a Director of the Company since the completion of the Company’s IPO. Dr. Novitch served as Professor of Health Care Sciences at George Washington University from 1994 to 1997 and as Adjunct Professor from 1997 to 2001. Dr. Novitch was with The Upjohn Company from 1985 to 1993, last serving as Vice Chairman. From 1971 to 1985, Dr. Novitch was with the FDA, serving as Deputy Commissioner from 1981 to 1985. Dr. Novitch serves as a director of Alteon, Inc., Guidant Corporation, and Neurogen Corporation.

     William D. Pruitt, CPA was appointed as a Director of the Company effective February 2, 2005. Mr. Pruitt has served as a director of the PBSJ Corporation and Adjoined Consulting, Inc. since January 2004. From April 2002 to March 2004, Mr. Pruitt served as a consultant to Ernst & Young, LLP, assisting such firm in various client marketing and retention initiatives. Between 1999 and 2002, Mr. Pruitt was engaged in various private business ventures. Mr. Pruitt was the managing partner for Florida, the Caribbean and Venezuela for Arthur Andersen LLP from 1980 until 1999, including responsibility for the operations of Andersen Consulting in South Florida from 1980-1989.

     Frederick B. Whittemore has served as a Director of the Company since the completion of the Company’s IPO. Mr. Whittemore has been with Morgan Stanley since 1958 and presently serves as Advisory Director. Mr. Whittemore also serves as a director of Chesapeake Energy Corporation, Maxcor Financial Group, Inc., and Southern Pacific Petroleum N.L.

Other Executive Officers

Name	Age	Position With The Company
Richard King	40	Executive Vice President, Commercial Operations
Christopher P. Kiritsy	40	Executive Vice President, Chief Financial Officer
Andrew I. Koven	47	Executive Vice President, General Counsel and Corporate Secretary
Mark E. McGovern	51	Executive Vice President, Chief Medical Officer
Ralf Rosskamp	52	Executive Vice President, Research and Development

     Richard King joined the Company in February 2002 and currently serves as Executive Vice President, Commercial Operations. Prior to joining Kos, Mr. King was employed by Solvay Pharmaceuticals since 2000 as Senior Vice President of Commercial Operations. Prior to 2000, Mr. King had been employed by Lederle Laboratories and by SmithKline Beecham Pharmaceuticals in various national and international sales and marketing management positions.

     Christopher P. Kiritsy joined the Company in June 1995 and currently serves as Executive Vice President and Chief Financial Officer. On February 1, 2005, Mr. Kiritsy accepted the position of President and Chief Executive Officer of Triad Pharmaceuticals, Inc. and has notified the Company that he will be resigning as Executive Vice President and Chief Financial Officer of the Company after his successor is found, which is expected to occur during the second quarter of 2005. From 1988 to 1995, Mr. Kiritsy served as Associate Director of Product Development at the Institute of Molecular Biology, a private biotechnology company.

     Andrew I. Koven joined the Company in August 2003 and currently serves as Executive Vice President, General Counsel and Corporate Secretary. Prior to joining Kos, Mr. Koven had been employed by Lavipharm Laboratories, Inc. since 2000 as Senior Vice President and General Counsel. Prior to 2000, Mr. Koven had been employed by Warner-Lambert Company, most recently as Assistant General Counsel, Pharmaceuticals, North America.

     Mark E. McGovern, M.D. joined the Company in March 1997 and currently serves as Executive Vice President, Medical Affairs, and Chief Medical Officer. Prior to joining Kos, Dr. McGovern had been employed since 1986 by Bristol-Myers Squibb Company, last serving as Executive Director, Heart Failure/Atherosclerosis Clinical Research.

     Ralf Rosskamp, M.D. joined the Company in October 2003 and currently serves as Executive Vice President, Research and Development. Prior to joining Kos, Dr. Rosskamp had been employed since 1990 by Aventis Pharma, last serving as Vice President, Clinical Research; Therapeutic Area Metabolism/Endocrinology/Rheumatology/Bone.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

     During the year ending December 31, 2004, the Board of Directors held four meetings. During such year, all directors attended at least 75 percent of the meetings of the Company’s Board of Directors and committees of which they were a member. In addition to attending meetings, directors discharge their responsibilities through review of Company reports to directors and correspondence and telephone conferences with the Company’s executive officers, key employees, and others regarding matters of interest to the Company. The Board of Directors has determined that the following directors are independent directors, as defined by the Nasdaq Stock Market listing requirements: John Brademas, Ph.D., Nicolaos E. Madias, M.D., Mark Novitch, M.D., William D. Pruitt, and Frederick B. Whittemore.

Controlled Company

     The Company has determined that it is a “Controlled Company” for purposes of the Nasdaq Stock Market listing requirements. The Company’s basis for this determination is that Michael Jaharis and members of a group are the beneficial owners of greater than a majority of the outstanding Common Stock of the Company, including the shares of the Company’s Common Stock issuable to him or his affiliates upon exercise of outstanding warrants. Accordingly, the Company is exempt from the requirements of Rule 4350(c) with respect to the Company having a majority of independent directors on the Board, the compensation and nominating committees being composed solely of independent directors, the compensation of the executive officers being determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and director nominees being selected or recommended for the Board’s selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.

Audit Committee

     The Audit Committee reviews the scope and results of the annual audit of the Company’s consolidated financial statements conducted by the Company’s independent certified public accountants, the scope of other services provided by the Company’s independent certified public accountants, proposed changes in the Company’s financial accounting standards and principles, and the Company’s policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also examines and considers other matters relating to the financial affairs and accounting methods of the Company, including selection and retention of the Company’s independent certified public accountants. During the year ending December 31, 2004, the Audit Committee held five regularly scheduled meetings, and eleven special meetings, mostly related with the Company’s investment in Triad Pharmaceuticals, Inc. (“Triad”) and with efforts related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act. In addition, the Chairman of the Audit Committee held several meetings with management and the Company’s auditors. Mr. Pruitt, Dr. Novitch, Dr. Brademas, and Mr. Whittemore, each of whom is a non-employee director of the Company, constitute the Audit Committee. Mr. Pruitt was recently appointed to the Board of Directors and as the chairperson of the Audit Committee on February 2, 2005. Mr. Brademas was as the Audit Committee chairperson during 2004.

     The Company has designated William Pruitt, the Audit Committee chairperson, as its “audit committee financial expert” (as defined in the rules of the Securities and Exchange Commission). In addition, each of the current members of the Audit Committee is able to read and understand fundamental financial statements and is “financially sophisticated” pursuant to applicable Nasdaq rules.

Audit Committee Report(1)

     The Audit Committee of the Company currently consists of four independent directors, as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards, and operates under a written charter adopted by the Board of Directors.

     The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2004 with management and with the independent auditors, including matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

     The Audit Committee has reviewed the independent auditors’ fees for audit, non-audit, tax, and other services for fiscal year 2004. The Audit Committee considered whether such non-audit, tax and other services are compatible with maintaining independent auditor independence. Such fees consisted of $629,589 for audit services, and $58,230 for audit-related services. There were no fees incurred by the independent auditors for tax services, or for other services.

     The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended, and has discussed with the independent auditors their independence.

     Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, to be filed with Securities and Exchange Commission.

     The foregoing has been furnished by the Audit Committee:

William D. Pruitt, Chairman
John Brademas, Ph.D.
Mark Novitch, M.D.
Frederick B. Whittemore

(1)THIS SECTION IS NOT “SOLICITING MATERIAL,” IS NOT DEEMED FILED WITH THE SEC AND IS NOT TO BE INCORPORATED BY REFERENCE IN ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN ANY SUCH FILING.

Compensation and Stock Option Committee

     The Compensation and Stock Option Committee is responsible for administering the Company’s executive compensation, including base salaries, bonuses and awards of stock options. During the year ending December 31, 2004, the Compensation and Stock Option Committee held one meeting. Dr. Madias, Dr. Novitch and Mr. Whittemore (Chairperson), each of whom is a non-employee director of the Company and each of whom is an independent director, as defined by the Nasdaq Stock Market listing requirements, constitute the Compensation and Stock Option Committee.

Compensation of Directors

     Effective as of February 2, 2005, each non-employee director of the Company is entitled to receive an annual retainer fee of $20,000. In addition, each non-employee director is entitled to receive $2,500 for attendance at each meeting of the Board of Directors and $2,000 for attendance at each meeting of a committee of the Board of Directors. Telephonic attendance fees are $500. All directors are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.

     Each outside director of the Company is granted an option to purchase 15,000 shares of Common Stock upon election to the Board, receives options to purchase 30,000 shares effective on each director’s anniversary date and 10,000 shares effective on the date of the Company’s Annual Shareholders’ Meeting. The exercise price with respect to each option awarded to a director is the market price as of the grant date.

     Michael Jaharis has elected not to receive fees or stock options in connection with his prior service as Chairman of the Board and his current position as Chairman Emeritus. Although Mr. Jaharis has been actively involved in the development of the Company’s business strategy and in critical implementation decisions, he has never been paid compensation by the Company for acting in such capacity. The Company, however, leases an automobile for Mr. Jaharis’ use.

Compensation of Independent Certified Public Accountants

     During the year ended December 31, 2004, the Company retained its independent certified public accountants, Ernst & Young LLP, to provide services in the following categories and amounts:

     Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2004, preparation of comfort letters and consents in connection with registration statements, and consultation on accounting matters, were $629,589. Audit fees in connection with the 2003 annual audit and quarterly reviews were $346,511.

     Audit-Related Fees. Fees for audit-related services provided during the years ended December 31, 2004 and 2003 were $58,230 and $18,137, respectively. Audit-related fees consist primarily of fees related to consultation related to acquisitions and audits of the Company’s employee benefit plans.

     Tax Fees. Tax fees would include fees for services rendered for tax compliance, tax advice and tax planning. The Company obtains these types of services from an accounting firm other than Ernst & Young LLP.

     All Other Fees. The Company obtains these types of services from an accounting firm other than Ernst & Young LLP.

     The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the independent certified public accountants, subject to the requirements of applicable law. The committee has delegated the authority to grant such pre-approvals to the committee chair, which approvals are then reviewed by the full committee at its next regular meeting. The procedures for pre-approving all audit and non-audit services provided by the independent certified public accountants include the committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Committee approval would be required to exceed the budgeted amount for a particular category of services or to engage the independent auditors for any services not included in the budget. The committee periodically monitors the services rendered by and actual fees paid to the independent certified public accountants to ensure that such services are within the parameters approved by the committee.

     During 2004, none of the fees paid by the Company to the independent certified public accountants under the category Audit-Related Fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established under the regulations of the Securities and Exchange Commission.

Nomination of Directors

     The Company does not have a nominating committee or a nominating committee charter. This function is performed by the Board of Directors. As a controlled company, the NASDAQ Rules do not require us to have a standing nominating committee and the Board believes that it is not necessary or appropriate to have such a committee. Nominations of directors are made by our full Board of Directors. The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. Because of the historical small turnover of its members, the Board addresses the need to retain members and fill vacancies after discussion among current members of the Board of Directors and the Company’s management. Accordingly, the Board of Directors has determined that it is appropriate not to have such a policy at this time. The Board of Directors, however, will consider director candidates recommended by shareholders. Nominations by shareholders should be submitted to the Secretary of the Company and must comply with certain procedural and informational requirements set forth in the Company’s Bylaws. Please see “Shareholder Proposals” below.

Certain Relationships and Related-Party Transactions

     On December 19, 2002, the Company and Michael Jaharis, Chairman Emeritus of the Company’s Board of Directors and its principal shareholder, entered into an agreement whereby Mr. Jaharis agreed to replace the previous $30 million credit facility extended to the Company by Mr. Jaharis on July 1, 1998, with a new facility expiring on June 30, 2008 (the “Additional Standby Facility”). In connection with this new credit arrangement, the Company granted to Mr. Jaharis non-detachable warrants to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price based on the market price of the Company’s Common Stock on the date that the first draw under this facility occurs. The Company had no borrowings outstanding under the Additional Standby Facility as of December 31, 2004. Borrowings, when outstanding, will bear interest at the prime rate (5.1% as of December 31, 2004), and are subject to the terms and conditions of borrowings made under the Supplemental Credit Facility (as defined below). On January 10, 2005, Mr. Jaharis gifted his rights and obligations under the Additional Standby Facility to his wife. All other terms and conditions of the Additional Standby Facility remain unchanged.

     On September 1, 1999, the Company formally agreed to the terms of an additional $50-million funding arrangement initially entered into with Michael Jaharis on October 7, 1998 (the “Supplemental Credit Facility”). On July 21, 2001, the Company replaced its existing $50 million promissory note payable to Mr. Jaharis with two $25 million promissory notes, one payable in the name of Mr. Jaharis and the other payable in the name of Mr. Jaharis’ wife. With this promissory note replacement, all of Mr. Jaharis’ existing rights and obligations under the Supplemental Credit Facility, with respect to one-half of the outstanding amount, were transferred to Mrs. Jaharis, and were subsequently transferred by Mrs. Jaharis to a limited partnership that she controlled. All other terms and conditions of the Supplemental Credit Facility remained unchanged. On November 25, 2003, in connection with an equity offering of the Company’s Common Stock pursuant to an effective shelf registration statement, the limited partnership controlled by Mrs. Jaharis exercised its right to convert $6,137,500 of borrowings outstanding under the Supplemental Credit Facility into 1,250,000 shares of the Company’s Common Stock. Those shares were then sold by such limited partnership as part of the equity offering. The Company did not receive any proceeds from such sale by the limited partnership controlled by Mrs. Jaharis. On December 31, 2003, all then remaining borrowings under the Supplemental Credit Facility, which totaled $43,862,500 and bore interest at the prime rate, were converted (at $4.91 per share) into 8,933,299 shares of the Company’s Common Stock. The Supplemental Credit Facility terminated as of December 31, 2003.

     On December 21, 1999, Mr. Jaharis agreed to extend another $50-million loan to the Company (the “Standby Facility”). Borrowings made under the Standby Facility totaled $19 million as of December 31, 2004, are due June 30, 2005, and are also subject to most of the terms and conditions of borrowings made under the Supplemental Credit Facility, including the condition that the death of lender shall not have occurred. Borrowings made under the Standby Facility are not, however, convertible into shares of the Company’s Common Stock. In lieu of a conversion feature, the Company has granted to Mr. Jaharis non-detachable warrants to purchase 6,000,000 shares of the Company’s Common Stock at $5.00 per share, which approximated the market value of the Company’s Common Stock on the effective date of the Standby Facility. Mr. Jaharis exercised 2,000,000 and 200,000 warrants to purchase shares of the Company’s Common Stock at $5.00 per share on October 31, 2004, and November 25, 2004, respectively. The remaining 3,800,000 warrants are exercisable at any time until June 30, 2006. On January 10, 2005, Mr. Jaharis gifted his rights and obligations under the Additional Standby Facility to his wife. All other terms and conditions of the Additional Standby Facility remain unchanged. The exercise of a significant number of the warrants issued under the Standby Facility will cause material dilution to existing shareholders of the Company.

     The Company recorded $1.2 million and $3.3 million of interest expense for the years ended December 31, 2004 and 2003, respectively, related to its credit facilities with Mr. Jaharis and his transferees.

     The Company entered into a sponsored research agreement (the “Sponsored Research Agreement”) and a related license agreement (the “License Agreement”), each dated November 8, 2004, with Triad, which is now controlled by a limited partnership (the “Triad Limited Partnership”) formed by the wife of Michael Jaharis, the Company’s founder and Chairman Emeritus of the Company’s Board of Directors. At the time the agreements were executed, Mr. Jaharis directly controlled Triad. Under the Sponsored Research Agreement, Triad has agreed to perform research on behalf of the Company within a specified field. (as defined in the Sponsored Research Agreement). The Sponsored Research Agreement has a two-year term ending September 30, 2005, subject to extension, and provides for total payments by the Company during the initial two-year term of $1.5 million. Triad commenced the sponsored research in 2003 in anticipation of the execution of the definitive agreements. The Company paid $187,500, to Triad in 2003 and $937,500, in 2004, in connection with the Sponsored Research Agreement. Under the License Agreement, Triad granted to the Company the right to obtain exclusive, worldwide, royalty-bearing rights to all intellectual property in the Field developed during the term of the Sponsored Research Agreement that ultimately is embodied in a patent claim, and non-exclusive rights to all other intellectual property in the Field developed during the term of the Sponsored Research Agreement (e.g., methods, processes, trade secrets and technical data) that is not otherwise the subject of, or embodied in, a patent claim. During the term of the Sponsored Research Agreement, Triad may not use the non-exclusive intellectual property in the Field for commercial purposes. Following termination of the Sponsored Research Agreement, Triad will pay to the Company royalties on income earned by Triad from the commercialization of any such non-exclusive intellectual property within the Field. Triad conducts the sponsored research on behalf of the Company pursuant to its sponsored research and license agreements with Tufts University.

     Christopher P. Kiritsy, the Executive Vice President, Corporate Development and Chief Financial Officer of the Company, has served as a member of the Board of Directors of Triad since 1999 as the designee of Mr. Jaharis and receives $10,000 from Mr. Jaharis annually for serving in such capacity. In 1999, while serving as Director of Business Planning at the Company, a non-executive officer position, and before the Company conducted business with Triad, Mr. Kiritsy acted as advisor to Mr. Jaharis in connection with his initial investment in Triad and received $75,000 from Mr. Jaharis for such services.

     On February 1, 2005, the Company consummated $4 million of a proposed aggregate $8 million investment in Triad through the purchase of shares of a new series of convertible preferred stock of Triad (the “Series F Preferred Stock”). Subject to the satisfaction of certain conditions, including Triad achieving certain agreed-upon milestones relating to its research and development activities by August 1, 2006, the Company will purchase an additional $4 million of Series F Preferred Stock. The investment is part of a $16.0 million round of financing for Triad, with the remaining $8.0 million being provided by the Triad Limited Partnership under similar terms and conditions as the Company’s investment. Assuming consummation of the second $4 million investment, the Company would own approximately 27% and the Triad Limited Partnership would own or have the right to vote approximately 48% of the outstanding common stock of Triad on a fully diluted basis. Under the agreements related to the investment, the Company is entitled to designate three persons, and the Triad Limited Partnership is entitled to designate seven persons, to Triad’s 13-member Board of Directors. Adrian Adams, the President and Chief Executive Officer of the Company, has been appointed by the Company to the Triad Board of Directors and has been elected by the directors of Triad as Chairman. The Company will appoint two additional persons to the Triad Board at a later date. Michael Jaharis, Steven Jaharis and Kevin T. Ferro, directors of Kos, have been appointed by the limited partnership to the Triad Board of Directors.

     In connection with the closing of the investment in Triad, on February 1, 2005, Mr. Kiritsy accepted the position of President and Chief Executive Officer of Triad and has notified the Company that he will be resigning as Executive Vice President, Corporate Development and Chief Financial Officer after his successor at the Company is identified, which is expected to occur during the second quarter of 2005. The Company and Mr. Kiritsy have agreed to enter into a two-year consulting agreement at the time of Mr. Kiritsy’s departure pursuant to which he will receive a consulting fee of $5,000 per year (the “Consulting Agreement”). The Consulting Agreement further provides that Mr. Kiritsy’s existing Company stock option awards will continue to vest during the term of the Consulting Agreement and shall remain exercisable for the original life of those options notwithstanding his cessation of employment from the Company. Additionally, pursuant to pre-existing contractual arrangements, Mr. Kiritsy acquired directly from Mrs. Jaharis approximately 1% of the outstanding Triad stock on an as converted basis, representing all of her remaining ownership interest in Triad. Mr. Kiritsy has also received options to purchase 243,600 shares of Triad common stock under the Triad option plan. The Triad stock currently owned by Mr. Kiritsy and the Triad stock issuable upon exercise of options granted to Mr. Kiritsy are subject to voting agreements in favor of the Triad Limited Partnership and Triad, respectively.

     In January 2005, the Company purchased merchandise from Ringware, Inc. for distribution to Kos’ employees to commemorate the Company’s significant success in 2004. The total cost of this merchandise was approximately $96,500. Kevin T. Ferro, a member of the Company’s Board of Directors, and Mr. Ferro’s wife and mother-in-law have a controlling ownership interest in Ringware, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such reporting persons are required by SEC regulation to furnish the Company with copies of all such reports they file. Based solely on a review of the copies of such reports the Company received, or written representations from certain reporting persons, the Company believes that during the fiscal year ended December 31, 2004, all officers, directors, and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except for a Form 4 for Andrew I. Koven and Robert Baldini reporting the acquisition of stock options on March 24, 2004, each of which was inadvertently filed late.

Communication with the Board of Directors and Director Attendance at Annual Meetings

     Directors are expected to diligently fulfill their fiduciary duties to shareholders, including preparing for, attending and participating in meetings of the Board and the committees of which the director is a member. The Company does not have a formal policy regarding director attendance at annual meetings. Nonetheless, Directors are encouraged to attend. Seven out of the then nine members of the Board of Directors attended the 2004 Annual Meeting of the Company’s Shareholders.

     Shareholders may communicate with the Board of Directors by writing to the Secretary of the Company, care of the Board of Directors (or, at the shareholder’s option, care of a specific director), at 1 Cedar Brook Drive, Cranbury, New Jersey 08512-3618. The Secretary will ensure that this communication (assuming it is properly marked care of the Board of Directors or care of a specific director) is delivered to the Board of Directors or the specified director, as the case may be.

Code of Ethics

     The Company’s Board of Directors has adopted a code of ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer and Controller, as required by the Securities and Exchange Commission. The current version of such code of ethics can be found on the Corporate Governance section of the Company’s Web site, www.kospharm.com. A copy of the code of ethics was also filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on July 3, 2003.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation earned for the fiscal years ended December 31, 2004, 2003 and 2002, by the Company’s Chief Executive Officer and the four other highest paid executive officers of the Company during 2004 (collectively the “Named Executive Officers”).

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards			Payouts
					Other	Restricted	Securities
					Annual	Stock	Underlying		LTIP	All Other
Name and		Salary	Bonus		Compensation	Award(s)	Options/SARs		Payouts	Compensation
Principal Position	Year	($)	($)		($)	($)	(#)		($)	($)(1)
Daniel M. Bell	2004	347,596	500,000	(2)	—	—	75,000	(2)		24,934	(3)
Chairman of the	2003	322,596	325,000	(4)	—	—	100,000	(4)		24,934	(3)
Board of Directors	2002	300,000	200,000	(5)	—	—	100,000	(5)	—	105,715	(3)

Adrian Adams	2004	515,385	1,000,000	(2)	—	—	175,000	(2)	—	114,490	(6)
President and CEO	2003	420,192	750,000	(4)	—	—	370,000	(7)	—	96,557	(6)
	2002	375,000	300,000	(5)	—	—	200,000	(8)	—	116,733	(6)

Richard A. King	2004	293,558	285,000	(2)	—	—	50,000	(2)	—	14,630
Executive V. P.,	2003	277,115	120,000	(4)	—	—	80,000	(4)	—	14,379
Comm. Operations	2002	226,923	140,000	(9)	—	—	120,000	(10)	—	234,222	(11)

Christopher P. Kiritsy	2004	352,308	550,000	(2)	—	—	80,000	(2)	—	14,716
Executive V.P., Chief	2003	277,115	420,000	(12)	—	—	185,000	(13)	—	13,046
Financial Officer	2002	250,000	125,000	(5)	—	—	115,000	(14)	—	63,644	(15)

Mark E. McGovern	2004	313,558	260,000	(2)	—	—	50,000	(2)	—	14,832
Executive V.P.,	2003	298,558	120,000	(4)	—	—	65,000	(4)	—	14,797
Chief Medical Officer	2002	285,000	95,000	(5)	—	—	65,000	(5)	—	14,550

Ralf H. Rosskamp	2004	343,077	345,000	(16)	—	—	50,000	(2)	—	13,000
Executive V.P.,	2003	75,000	110,000	(17)	—	—	70,000		—	2,000
Research and Development

(1)	Consists of life insurance premiums and automobile lease expenses, unless otherwise stated.

(2)	Awarded by the Company’s Board of Directors on February 1, 2005.

(3)	Consists of life insurance premiums and automobile lease expenses of $26,384, $24,934 and $12,100 during 2004, 2003 and 2002, respectively, and other compensation of $81,000 for 2002, for Mr. Bell.

(4)	Awarded by the Company’s Board of Directors on January 29, 2004.

(5)	Awarded by the Company’s Board of Directors on January 23, 2003.

(6)	Consists of life insurance premiums and automobile lease expenses of $40,254, $27,439 and $18,448 for 2004, 2003 and 2002, respectively, and other moving, relocation, and housing expenses of $74,236, $69,118 and $98,285 for 2004, 2003 and 2002, respectively, for Mr. Adams. Of the moving, relocation, and housing expenses included as additional compensation for 2002, $58,618 were paid to Mr. Adams during 2003.

(7)	Includes 300,000 options awarded by the Company’s Board of Directors on January 29, 2004.

(8)	Includes 175,000 options awarded by the Company’s Board of Directors on January 23, 2003.

(9)	Includes $125,000 in bonus compensation awarded by the Company’s Board of Directors on January 23, 2003.

(10)	Includes 80,000 options awarded by the Company’s Board of Directors on January 23, 2003.

(11)	Consists of life insurance premiums and automobile lease expenses of $11,738 and other moving and relocation expenses of $222,484 during 2002 for Mr. King.

(12)	Includes $360,000 in bonus compensation awarded by the Company’s Board of Directors on January 29, 2004.

(13)	Includes 150,000 options awarded by the Company’s Board of Directors on January 29, 2004.

(14)	Includes 85,000 options awarded by the Company’s Board of Directors on January 23, 2003.

(15)	Consists of life insurance premiums and automobile lease expenses of $12,879, and other moving and relocation expenses of $50,765, for Mr. Kiritsy.

(16)	Includes $285,000 in bonus compensation awarded by the Company’s Board of Directors on February 1, 2005.

(17)	Includes $50,000 in bonus compensation awarded by the Company’s Board of Directors on January 29, 2004.

Option Grants in Last Fiscal Year

     The following table sets forth options granted to the Named Executive Officers during the year ended December 31, 2004:

					Potential Realizable
					Value at Assumed
	Individual Grants				Annual Rate of
	Number of Securities	% of Total Options	Exercise or		Stock Price Appreciation
	Underlying Options	Granted to Employees	Base Price	Expiration	for Option Term(1)
Name	Granted (#)(1)	in Fiscal Year	($/share)	Date	0%($)	5%($)	10%($)
Daniel M. Bell	100,000	3%	$50.20	1/28/14	—	$3,157,051	$8,000,587
Adrian Adams	300,000	9%	50.20	1/28/14	—	9,471,153	24,001,761
Richard A. King	80,000	2%	50.20	1/28/14	—	2,525,641	6,400,470
Christopher P. Kiritsy	150,000	5%	50.20	1/28/14	—	4,735,577	12,000,881
Mark E. McGovern	65,000	2%	50.20	1/28/14	—	2,052,083	5,200,382
Ralf Rosskamp	30,000	1%	50.20	1/28/14	—	947,115	2,400,176

(1)	Stock option grants vest at 25% per year on each anniversary of the date of grant.

*	Less than 1%.

Aggregated Option Exercises In Last Fiscal Year And Year-End Option Values

     The following table provides information about the number of aggregated option exercises during the last fiscal year and value of options held by the Named Executive Officers at December 31, 2004:

Aggregated Option Exercises in Last Fiscal Year
and Year-End Option Values

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised
	Acquired on	Value	Options at		In-the-Money Options
	Exercise	Realized	Fiscal Year-End		At Fiscal Year-End ($)(1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel M. Bell	—	—	750,000	275,000	$20,722,000	$2,869,500
Adrian Adams	—	—	198,750	571,250	3,302,250	3,906,000
Richard A. King	6,000	118,056	34,000	160,000	574,060	1,390,200
Christopher P. Kiritsy	16,500	530,135	154,000	292,500	2,873,085	2,114,400
Mark E. McGovern	110,000	3,150,035	76,250	138,750	1,293,625	1,261,575
Ralf Rosskamp	—	—	10,000	60,000	74,300	222,900

(1)	The option value is based on the difference between the fair market value of the shares on December 31, 2004, which was $37.64 per share, and the option exercise price per share, multiplied by the number of shares of Common Stock subject to the option.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2004, about shares of the Company’s Common Stock to be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans:

	(A)		Number of Securities
	Number of Securities	(B)	Remaining Available
	To Be Issued Upon	Weighted Average	for Issuance Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants And Rights	Warrants and Rights	Reflected in Column (A))
Equity Compensation plans approved by Shareholders	10,107,814	$28.02	2,918,695
Equity Compensation plans not approved by Shareholders	—	—	—

Total	10,107,814	$28.02	2,918,695

Ten-year Option Repricings

     There were no option repricings for Named Executive Officers during the year ended December 31, 2004.

401(k) Plan

     The Company’s Internal Revenue Code Section 401(k) Plan, known as the Kos Savings Plan, became effective on January 1, 1994. Each full-time employee who has completed at least 90 days of service with the Company and has attained age 21 is eligible to make pre-tax elective deferral contributions each year not exceeding the lesser of a specified statutory amount or 15% of the employee’s compensation for the year. The Company matches employee contributions to the Kos Savings Plan. The Company’s matching contribution to the Kos Savings Plan is made in the form of previously unissued Common Stock. The Company matches employee contributions up to 50% of an employee’s 401(k) contribution, and not to exceed 3% of such employee’s compensation or $5,500 per employee for any given year. An employee is always 100% vested in the employee’s elective deferral contributions to the Kos Savings Plan and is vested up to 100% in the Company matching contribution portion of such plan at 25% per year of employment.

Employee Stock Purchase Plan

     Eligible Company employees may participate in the Kos Pharmaceuticals, Inc. 1999 Employee Stock Purchase Plan (the “Stock Purchase Plan”). Under the Stock Purchase Plan, an eligible employee may purchase Common Stock at a 15% discount by contributing to the Stock Purchase Plan, through payroll deductions, up to 10% of such employee’s annual compensation. Each employee’s total contributions are limited to $25,000 per year. Employee payroll deductions are accumulated for six-month periods at the end of which shares of the Company’s Common Stock are purchased under the Stock Purchase Plan. All employees of the Company with at least 90 days of continuous service at the beginning of each six-month offering period are eligible to participate in that offering period. The Company has reserved 1,000,000 shares of Common Stock for purchase by employees under the Stock Purchase Plan.

Employment Agreements

     The Company entered into a management agreement with Daniel M. Bell, effective January 1, 2002. Under the Agreement, Mr. Bell serves as the Chairman of the Board of Directors of the Company, and as a senior executive officer and employee of the Company for a term continuing until Mr. Bell’s 65th birthday and thereafter upon the mutual consent of Mr. Bell and the Company, unless earlier terminated in accordance with the agreement. The agreement provides that Mr. Bell’s base annual compensation shall be $300,000 and may be increased at any time in the discretion of the Board of Directors. Mr. Bells’ annual compensation for 2005 is $375,000. Under the agreement, Mr. Bell also receives an annual bonus and an annual stock option grant in amounts to be determined by the Board of Directors based upon Mr. Bell’s and the Company’s performance, but in no event shall the amount of such annual bonus be less than $150,000 during the period Mr. Bell continues to serve as an officer of the Company. Mr. Bell received a $500,000 bonus and 75,000 options for 2004. The agreement also provides that the Company will provide Mr. Bell with the use of an automobile and office space and staff. Under the terms of the agreement, the Company may terminate Mr. Bell’s employment at any time upon thirty days’ written notice. In the event that Mr. Bell’s employment or his position as Chairman of the Board is terminated for any reason, including retirement, death or disability, Mr. Bell is entitled to a pro rata amount of any bonus compensation payable to him for that year, and thereafter he and his spouse shall be eligible to participate in any pension plan adopted by the Company with benefits no less favorable than are provided to Mr. Bell and his spouse under the management agreement. In the event that no such pension plan shall have been adopted, the Company shall pay to Mr. Bell not less than $400,000 per year, subject to annual adjustment for cost of living increases. In addition, Mr. Bell and his spouse will receive health and life insurance benefits. In the event that Mr. Bell predeceases his spouse, his spouse will receive one-half of any payments otherwise payable to Mr. Bell. Mr. Bell is prohibited from competing with the Company for so long as he is receiving payments from the Company under the management agreement. The management agreement supersedes any and all prior employment agreements with Mr. Bell, including Mr. Bell’s July 1, 1996 employment agreement with the Company.

     The Company entered into an employment agreement with Adrian Adams dated April 26, 2001 (the “Original Agreement”). Under the Original Agreement, Mr. Adams served initially as President and Chief Operating Officer of the Company until December 31, 2001, and currently serves as President and Chief Executive Officer, and as a member of the Board of Directors. Under the Original Agreement, Mr. Adams was initially awarded the option to purchase 100,000 shares of the Company’s Common Stock. In addition, the Company issued to Mr. Adams 66,668 shares of fully paid and non-assessable restricted stock. Under the terms of the Original Agreement, Mr. Adams received $1,000,000 as his bonus and 175,000 options for 2004.

     On February 2, 2005, the Company entered into an amended and restated employment agreement (the “Amended Agreement”) with Mr. Adams. The Amended Agreement provides that Mr. Adams serve as President and Chief Executive Officer of the Company and as a member of the Board of Directors. Mr. Adams is to receive a base salary of $625,000 per year, which is subject to an annual cost-of-living increase and may be subject to additional increases at the discretion of the Board and the Company’s compensation committee. Under the Amended Agreement, Mr. Adams shall also receive an annual bonus and annual stock option grants in amounts to be determined by the Board of Directors based upon Mr. Adams’ and the Company’s performance, but in no event shall the amount of such annual bonus be less than 25% of Mr. Adam’s then current base salary, nor shall the annual stock option grants be less than 100,000 shares or pro rata portion of such amount for any partial fiscal year. Subject to other terms, conditions, and provisions of the Amended Agreement regarding early termination, Mr. Adams’ employment shall terminate at the close of business on January 31, 2011, such term to automatically renew for successive one-year renewal terms unless the Company or Mr. Adams provides the other with notice of its determination not to renew the agreement. The Amended Agreement is subject to earlier termination with or without cause by the Company, upon mutual agreement between the Company and Mr. Adams, upon Mr. Adams’ voluntary resignation, upon the death or disability of Mr. Adams, or at the election of Mr. Adams, upon a change in control of the Company. In the event that Mr. Adams’ employment is terminated without cause, Mr. Adams will receive his base compensation, bonus compensation, life and health insurance, and automobile benefits until the earlier to occur of the date 24 months from the date of such termination and the date on which Mr. Adams obtains new employment. Mr. Adams will also be entitled to continued vesting of all previously granted stock options, the continued right to exercise such stock options, and the continued vesting of the restricted stock shares granted to Mr. Adams under the Original Agreement under the terms set forth in the Amended Agreement.

     In the event Mr. Adams elects to terminate his employment following a change in control, he is entitled to a change in control severance payment (the “Severance Payment”). The Severance Payment includes a lump-sum cash payment in an amount equal to 2 times the sum of Mr. Adams’ base compensation then in effect and the bonus compensation paid or payable to him for the most recently completed fiscal year. In addition, Mr. Adams would receive health and life insurance, and automobile benefits until the earlier to occur of the date 24 months from the date of such termination and the date on which he obtains new employment. The Severance Payment also provides for the continued vesting of previously granted stock options, the continued right to exercise such stock options, and the full vesting of the restricted stock shares granted to Mr. Adams under the Original Agreement. Mr. Adams is prohibited from competing with the Company during the term of the Amended Agreement and for a certain period of time following termination depending on the type of termination.

Compensation Committee Interlocks and Insider Participation

     All decisions regarding compensation of the Company’s executive officers are subject to the authority of the Compensation and Stock Option Committee. Dr. Madias, Dr. Novitch, and Mr. Whittemore, each of whom is a non-employee director of the Company, constitute the Compensation and Stock Option Committee.

Board Compensation Committee Report on Executive Compensation

     The Compensation and Stock Option Committee is responsible for determining cash and equity compensation, including bonuses, for the officers of the Company, including the CEO and other executive officers, and awarding stock options to such officers.

     In determining the compensation of the Company’s executive officers, the Compensation and Stock Option Committee takes into account all factors that it considers relevant, including business conditions in general and the Company’s performance during the year in light of such conditions, the market compensation for executives of similar background and experience, and the performance of the specific executive officer under consideration and the business area of the Company for which such executive officer is responsible. The structure of each executive compensation package is weighted towards incentive forms of compensation so that such executive’s interests are aligned with the interests of the shareholders of the Company. The Compensation and Stock Option Committee believes that granting stock options provides an additional incentive to executive officers to continue in the service of the Company and gives them an interest similar to shareholders in the success of the Company. The compensation program for executive officers consists of grants of stock options, in addition to base salaries and bonuses.

     The Company has entered into an employment agreement dated as of April 26, 2001, with Adrian Adams who joined the Company as President and Chief Operating Officer. Effective January 1, 2002, Mr. Adams succeeded Mr. Bell as the Company’s Chief Executive Officer and was also elected to the Company’s Board of Directors. The Company has entered into an Amended and Restated Employment Agreement with Mr. Adams dated February 2, 2005. Mr. Adams’ bonus and stock option compensation is directly related to corporate performance, subject to the terms of Mr. Adams’ employment agreement, as amended and restated. The Compensation and Stock Option Committee believes that the Company, in large part due to Mr. Adams’ efforts, performed at an extremely high level in 2004 and achieved several important milestones. The factors that the Compensation and Stock Option Committee considered in determining Mr. Adams’ base compensation for the 2005 fiscal year and bonus compensation and annual stock option award relating to the 2004 fiscal year were as follows: the Company increased its total net revenue 69% to a record $497 million; the Company generated $196 million in cash from operations during the year; the Company reduced its debt by 37% to $19 million; the Company generated net income of $142 million for the 2004 fiscal year exceeding the Company’s budget by over 36%; the Company’s earnings per share increased 105% from 2003; the Company successfully completed the acquisition and re-launch of Azmacort, achieving $68 million of additional net revenue; the Company successfully integrated two commercialization arrangements; the U.S. co-promotional arrangement with Takeda and the Azmacort acquisition; the Company completed sponsored research arrangements with the University of California, Irvine and Triad Pharmaceuticals, Inc.; and the Company had several other accomplishments. As a result of the extraordinary performance of the Company in 2004, the Compensation and Stock Option Committee determined that it was appropriate to significantly increase the incentive-based compensation payable to Mr. Adams for 2004.

Frederick B. Whittemore, Chairman
Nicolaos E. Madias, M.D.
Mark Novitch, M.D.

PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company’s Common Stock during the years ended December 31, 2004, 2003, 2002, 2001 and 2000, with the cumulative total shareholder return of companies constituting the Nasdaq Stock Market (U.S.) Index and the total shareholder return of a peer group of companies constituting the Nasdaq Pharmaceutical Index, which includes pharmaceutical companies traded on the Nasdaq Stock Market. The Company will provide shareholders, upon request, with a list of the companies included in the Nasdaq Pharmaceutical Index. The graph assumes an initial investment of $100 and reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG KOS PHARMACEUTICALS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ PHARMACEUTICAL INDEX

* $100 invested on 12/31/99 in stock index-including reinvestment of dividends. Fiscal year ending December 31.

Graph produced by Research Data Group, Inc.	1/14/2005

Comparison of 60-Month Cumulative Total Returns
		Year Ended
	Base	December 31,
Company/Index	Date*	2000	2001	2002	2003	2004
Kos Pharmaceuticals, Inc.	$100	$313	$615	$338	$765	$669
Nasdaq Stock Market (U.S.) Index	100	60	45	26	38	41
Nasdaq Pharmaceutical Index	100	121	109	72	104	112

* Reflects $100 invested in Common Stock of the Company and in each index, including reinvestment of dividends.

PROPOSAL 2:

APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

     On February 2, 2005, the Board of Directors unanimously approved an amendment to the Company’s Articles of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 50,000,000 to 100,000,000 and recommended that such amendment be submitted to the shareholders of the Company for approval. There will be no change in the par value of each share of Common Stock as a result of the amendment, and the amendment will not affect the number of shares of authorized preferred stock, par value 0.01 per share, which is 10,000,000 shares. The full text of the proposed amendment to the first paragraph of Article VII of the Articles of Incorporation is set forth below:

The total number of shares of all classes of capital stock of the Corporation which the Corporation shall have the authority to issue is 110,000,000, of which 100,000,000 shares having a par value of $.01 per share shall be designated as Common Stock and 10,000,000 shares having a par value of $.01 per share shall be designated as Preferred Stock.

     The Company is currently permitted to issue up to an aggregate of 50,000,000 shares of Common Stock. As of March 4, 2005, 40,272,783 shares of Common Stock were issued and outstanding. As of March 4, 2005, there were 9,727,217 remaining available authorized shares of Common Stock, although certain of such shares are reserved for issuance in connection with the Company’s financing arrangements and compensation plans.

     If the proposed amendment is approved, the newly authorized but unissued shares will be available for issuance from time to time at the discretion of the Board of Directors for such purposes and consideration as the Board may approve. Generally, no shareholder approval is required for the issuance of authorized but unissued shares of Common Stock, except as provided by the rules of the Nasdaq Stock Market. These rules require shareholder approval in advance for, among other things, the issuance of shares of Common Stock or securities convertible into or exercisable for Common Stock that have or will have 20% or more of the Company’s voting power or that represent or will represent 20% or more of the Company’s Common Stock outstanding or issuable upon the conversion or exercise of outstanding securities unless certain exceptions apply.

     Unissued shares of Common Stock will be available at the discretion of the Board of Directors for, among other things, possible acquisitions, issuances to raise additional capital, stock splits and other corporate purposes. In the recent past, the Board of Directors has authorized the issuance of shares in connection with financings and compensation, and benefit plans. The Company has no present plans or proposals to issue shares that would be authorized by the proposed amendment.

     Shareholders have no preemptive rights to acquire shares issued by the Company under its existing Articles of Incorporation, and shareholders would not acquire any such rights with respect to such additional shares under the proposed amendment to the Company’s Articles of Incorporation. Newly authorized shares would have the same rights as the presently authorized shares, including the right to cast one vote per share and the right to receive dividends declared and paid by the Company. Although the authorization of the additional shares would not, by itself, have any effect on the rights of shareholders, issuance of additional shares of Common Stock for other than a stock split or dividend could, under certain circumstances, have a dilutive effect on voting rights, equity and earnings per share of existing shareholders.

     In addition to the Common Stock, the Articles of Incorporation currently grant to the Board of Directors the authority to authorize the issuance of up to 10,000,000 shares of preferred stock, in one or more series, without shareholder approval. As of the date of this proxy statement, there are no shares of the Company’s preferred stock issued or outstanding.

     While the issuance of shares in certain instances may have the effect of forestalling a hostile takeover, by making a change of control more difficult, the Board of Directors does not intend or view the increase in authorized Common Stock as an anti-takeover measure, nor is the Company aware of any proposed or contemplated transaction of this type. The Board of Directors believes that the amendment to increase the number of authorized shares of Common Stock is advisable in order to have shares available to meet the Company’s future business needs as they arise.

     Approval by Shareholders. The Company is seeking shareholder approval of the amendment to the Company’s Articles of Incorporation to increase the number of the Company’s authorized shares of common stock because such approval is required under the Florida Business Corporation Act and Article XIII of the Company’s Articles of Incorporation. Approval of the amendment to the Company’s Articles of Incorporation to increase the number of the Company’s authorized shares of common stock requires the affirmative vote of at least 60% of the outstanding shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class. Abstentions and broker non-votes will have the same effect as negative votes. If the amendment is approved, it will become effective upon filing of the related Articles of Amendment with the Department of State of the State of Florida.

     The persons named in the enclosed proxy card have advised that, unless otherwise directed on the proxy card, they intend to vote FOR the amendment of the Company’s Articles of Incorporation to increase the number of the Company’s authorized shares of common stock.

     Recommendation

     The Board of Directors recommends a vote “FOR” approval of the amendment to the Company’s Articles of Incorporation to increase the number of the Company’s authorized shares of common stock.

PROPOSAL 3:

RATIFY THE APPOINTMENT OF THE COMPANY’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Ernst & Young LLP, certified public accountants, served as the Company’s independent certified public accountants for the year ended December 31, 2004. Ernst & Young LLP has advised the Company that the firm does not have any direct or indirect financial interest in the Company or its subsidiary, nor has such firm had any such interest in connection with the Company or its subsidiary during the past year, other than in its capacity as the Company’s independent certified public accountants. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending December 31, 2005. Although the Audit Committee is not required to do so, it is submitting its selection of the Company’s independent certified public accountants for ratification at the Annual Meeting in order to ascertain the views of its shareholders. The Audit Committee will not be bound by the vote of the shareholders; however, if the selection is not ratified, the Audit Committee would reconsider its selection. Representatives of Ernst & Young LLP have been requested to be and are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Recommendation

     The Board of Directors recommends that the Company’s shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants with respect to the fiscal year ending December 31, 2005.

ANNUAL REPORT

     The Company’s 2004 Annual Report to Shareholders, including financial statements for the year ended December 31, 2004, is being distributed to all shareholders of the Company together with this Proxy Statement, in satisfaction of the requirements of the Securities and Exchange Commission. Additional copies of such report are available upon request. To obtain such additional copies, please contact the Company’s Investor Relations Department at (954) 331-3760.

     Upon written request, the Company will provide shareholders with a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission (including financial statements and schedules thereto) for the fiscal year ended December 31, 2004, without charge. Please direct written requests to: Constance Bienfait, Investor Relations Department, Kos Pharmaceuticals, Inc., 2200 North Commerce Parkway, Suite 300, Weston, Florida 33326.

SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, shareholders of the Company may present proper proposals for inclusion in the Company’s Proxy Statement and form of proxy and for consideration at the next annual meeting by submitting their proposals to the Company in a timely manner. Any shareholder of the Company who wishes to present a proposal for inclusion in the Proxy Statement and form of proxy for action at the 2006 Annual Meeting of Shareholders must comply with the Company’s Bylaws and the rules and regulations of the Securities and Exchange Commission then in effect. Such proposal must have been mailed to the Company at its offices at 1 Cedar Brook Drive, Cranbury, New Jersey 08512-3618, Attention: Secretary, and must be received by the Company before December 2, 2005. In any event, any such proposal will be considered untimely for purposes of Exchange Act Rule 14a-5(e)(2), and any proxy granted with respect to the 2005 annual meeting will confer discretionary authority to vote with respect to such proposal, if notice of such proposal is not received by the Company before February 15, 2006.

OTHER MATTERS

     The Board of Directors is not aware of any other matters to come before the Meeting. If, however, any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment in such matters.

KOS PHARMACEUTICALS, INC.

ANNUAL MEETING OF SHAREHOLDERS, APRIL 28, 2005
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Daniel M. Bell and Adrian Adams, as Proxies, with full power to act without the other and each with power of substitution, and hereby authorizes them, to represent and vote, as designated on the reverse side of this card, all shares of Common Stock of Kos Pharmaceuticals, Inc. (the “Company”) held of record by the undersigned at the close of business on March 1, 2005, at the Annual Meeting of Shareholders to be held on April 28, 2005, or any adjournment thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE 2005 ANNUAL MEETING OF THE COMPANY’S SHAREHOLDERS.

     Should any nominee decline or be unable to accept such nomination to serve as a Director, an event that the Company does not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Board of Directors.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

(TO BE SIGNED ON REVERSE SIDE.)

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

KOS PHARMACEUTICALS, INC.

The Board Of Directors recommends a vote FOR
proposals 1, 2 and 3.

Vote on Directors
Proposal 1: ELECTION OF DIRECTORS:
Nominees:

01) Michael Jaharis	07) Steven Jaharis, M.D.
02) Daniel M. Bell	08) Nicolaos E. Madias, M.D.
03) Robert E. Baldini	09) Mark Novitch, M.D.
04) Adrian Adams	10) William D. Pruitt
05) John Brademas, Ph.D.	11) Frederick B. Whittemore
06) Kevin T. Ferro

FOR	WITHHOLD	FOR ALL
ALL	ALL	EXCEPT
[ ]	[ ]	[ ]

To withhold authority to vote, mark “For All Except”
and write the nominee’s number on the line below.

Vote on Proposals

Proposal 2:	AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 50,000,000 TO 100,000,000.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

Proposal 3:	RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

The above named Proxies are granted the authority, in their discretion, to act upon such other matters as they may properly come before the meeting or any postponement or adjournment thereof.

NOTE: Please sign exactly as name or names appear on stock certificate (as indicated hereon). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signature is by a corporation, sign the full company name by a duly authorized officer.

	YES	NO
Please indicate if you plan to attend this meeting	[ ]	[ ]

Signature (PLEASE SIGN WITHIN BOX)	Date

Signature(Joint Owners)	Date